Exhibit 99.2

PandoLogic Ltd.

Interim Condensed Consolidated

Financial Statements

As of June 30, 2021 (Unaudited)

PandoLogic Ltd. and its subsidiaries

Interim Condensed Consolidated Financial Statements as of June 30, 2021

PandoLogic Ltd. and its subsidiaries

Interim Condensed Consolidated Balance Sheets as of

		June 30, 2021	December 31, 2020
		(Unaudited)	(Audited)
	Note	US$ thousands	US$ thousands

Assets

Current assets
Cash and cash equivalents		25,580	6,624
Trade receivable		27,668	44,249
Other receivables		797	696

Total current assets		54,045	51,569

Long-term deposits		97	53

Property and equipment, net		620	309

Intangible assets, net	5	2,141	-

Goodwill	5	3,410	-

Total assets		60,313	51,931

The accompanying notes are an integral part of the interim condensed consolidated financial statements.

DocuSign Envelope ID: E50E827B-8E4C-4A35-88DB-742A0812554E

PandoLogic Ltd. and its subsidiaries

Interim Condensed Consolidated Balance Sheets as of

		June 30,2021	December 31,2020
		(Unaudited)	(Audited)
	Note	US$ thousands	US$ thousands
Liabilities, convertible preferred shares and shareholders’ equity Current liabilities
Short term loan and current maturities of long-term loan		94	456
Trade payables		13,244	14,838
Contingent consideration in respect of acquisition	5	1,156	-
Other payables and accruals		4,375	2,690

Total current liabilities		18,869	17,984

Contingent consideration in respect of acquisition	5	122	-

Total long-term liabilities		122	-

Convertible preferred shares and shareholders’ equity
Series Preferred Junior A shares, NIS 0.01 par value 133,796 shares authorized, issued and outstanding on June 30, 2021 and zero on December 31, 2020		1	-
Series A1 preferred shares, NIS 0.01 par value; 13,667 shares authorized, issued and outstanding on June 30, 2021 and December 31, 2020 (liquidation preference of $117 thousand on June 30, 2021 and December 31, 2020)		117	117

Series A2 preferred shares, NIS 0.01 par value; 44,528 shares authorized, issued and outstanding on June 30, 2021 and December 31, 2020 (liquidation preference of $380 thousand on June 30, 2021 and December 31, 2020)		380	380

Series B preferred shares, NIS 0.01 par value; 1,471,769 shares authorized, 1,170,569 shares issued and outstanding on June 30, 2021 and December 31, 2020 (liquidation preference of $7,557 thousand on June 30, 2021 and December 31,2020)		3,222	3,222

Series B-2 preferred shares, NIS 0.01 par value; 992,025 shares authorized; 910,403 shares issued and outstanding on June 30, 2021 and December 31, 2020, (liquidation preference of $5,540 thousand on June 30, 2021 and December 31, 2020)		2,900	2,900

Series C preferred shares, NIS 0.01 par value; 1,977,140 shares authorized; 1,903,168 shares issued and outstanding on June 30, 2021 and December 31, 2020 (liquidation preference of $12,432 thousand on June 30, 2021 and December 31, 2020,)		6,548	6,548

Series C-1 preferred shares, NIS 0.01 par value; 1,452,755 shares authorized; issued and outstanding on June 31, 2021 and December 31, 2020 (liquidation preference of $12,706 thousand on June 30, 2021 and December 31,2020)		7,950	7,950
Total convertible preferred shares		21,118	21,117

Ordinary shares, NIS 0.01 par value; 12,515,103 shares authorized on June 30 and 9 December 31, 2020 and 1,083,577 shares issued and outstanding on June 30, 2021 and December 31, 2020	9	3	3
Additional paid-in capital		11,806	9,531
Retained earnings		8,395	3,296
Total shareholders' equity		20,204	12,830

Total convertible preferred shares and shareholder’s equity		41,322	33,947

Total liabilities and convertible preferred shares and shareholders’ equity		60,313	51,931

DocuSigned by: /s/ Terry Baker
Terry Baker – Chief Executive Officer
September 9, 2021

The accompanying notes are an integral part of the interim condensed consolidated financial statements.

PandoLogic Ltd. and its subsidiaries

Interim Condensed Consolidated Statements of Operations

		For the six months ended June 30,
		2021	2020
		(Unaudited)	(Unaudited)
	Note	US$ thousands	US$ thousands

Revenues		20,501	10,115

Operating expenses:
Cost of revenues		942	506
Research and development		3,856	1,947
Sales and marketing		5,493	1,622
General and administrative		3,416	855

Total operating expenses		13,707	4,930

Profit from operations		6,794	5,185

Finance expenses, net		19	71

Profit before taxes on income		6,775	5,114

Taxes on income		1,676	12

Net profit		5,099	5,102

The accompanying notes are an integral part of the interim condensed consolidated financial statements.

PandoLogic Ltd. and its subsidiaries

Interim Condensed Consolidated Statement of Changes in Convertible Preferred Shares and Shareholders’ Equity (Deficit)

	Convertible preferred shares		Ordinary shares		Additional paid-in capital	Retained earnings (accumulated deficit)	Total shareholders' equity/ (deficit)
	Number of shares	US$ thousands	Number of shares	US$ thousands	US$ thousands	US$ thousands	US$ thousands
Six-month period ended June 30, 2021 (Unaudited)
Balance at January 1, 2021	5,495	21,117	1,084	3	9,531	3,296	12,830

Share-based compensation	-	-	-	-	9	-	9
Issuance of Preferred Junior A shares (*)	134	1	-	-	2,266	-	2,266
Net profit	-	-	-	-	-	5,099	5,099

Balance at June 30, 2021	5,629	21,118	1,084	3	11,806	8,395	20,204

Six-month period ended June 30, 2020 (Unaudited)
Balance at January 1, 2020	5,495	21,117	1,081	3	9,517	(29,161)	(19,641)

Share-based compensation	-	-	-	-	5	-	5
Net profit	-	-	-	-	-	5,102	5,102

Balance at June 30, 2020	5,495	21,117	1,081	3	9,522	(24,059)	(14,534)

* See Note 5

The accompanying notes are an integral part of the interim condensed consolidated financial statements.

PandoLogic Ltd. and its subsidiaries

Interim Condensed Consolidated Statements of Cash Flows

	For the six months ended June 30,
	2021	2020
	(Unaudited)	(Unaudited)
	US$ thousands	US$ thousands
Cash flows from operating activities
Net profit	5,099	5,102

Adjustments to reconcile net profit to net cash flows provided by operating activities:
Finance expenses, net	19	71
Tax expenses	1,676	12
Depreciation	118	42
Share based compensation	9	5

Decrease (increase) in trade receivables	16,581	(7,191)
Decrease in other receivables	28	717
(Decrease) increase in trade payables	(1,596)	1,600
Increase (decrease) in other payables and accruals	764	(129)
Interest expense paid	(8)	(78)
Taxes paid	(899)	(12)

Net cash - operating activities	21,791	139

Cash flows used in investing activities
Acquisition of W&W (See Note 5)	(2,000)	-
Changes in long-term deposits, net	(44)	(4)
Acquisition of property and equipment	(418)	(80)

Net cash - investing activities	(2,462)	(84)

Cash flows from (used in) financing activities

Changes in short term loans	-	1,500
Repayment of long-term loan	(354)	(173)

Net cash - financing activities	(354)	1,327

Increase in cash and cash equivalents	18,975	1,382

Cash and cash equivalents at the beginning of the period	6,624	1,321

Exchange differences on balances of cash and cash equivalents	(19)	(36)

Cash and cash equivalents at end of the period	25,580	2,667

The accompanying notes are an integral part of the interim condensed consolidated financial statements.

PandoLogic Ltd. and its subsidiaries

Notes to the Interim Financial Statements as of June 30, 2021

Note 1 - Nature of the Business

PandoLogic Ltd. along with its Subsidiaries (the “Company”), is a leading recruitment technology company that specializes in performance-based recruitment solutions, delivering the first truly programmatic solution for the recruitment industry.  PandoLogic brings the advantages and efficiencies of programmatic technology to the recruitment industry through a comprehensive offering that includes AI and machine learning powered programmatic campaign management, predictive campaign analytics, and access to many hundreds of job posting sites. Each application is built on PandoLogic’s proprietary taxonomy which delivers industry leading performance. Through this unique offering, PandoLogic delivers superior recruitment results, reducing cost, improving time to hire and providing visibility of key data metrics in the sourcing process.

PandoLogic was founded in 2007 to serve internet job boards, providing white-label job site software to the publishing industry. The Company’s unique foundation has provided it with over 10 years of historical job campaign data, which cannot be replicated by new competitors. Recruitment data from millions of job campaigns throughout the Company’s history has delivered scale to its robust taxonomy, which is constantly refined by machine learning and natural language processing. As the recruitment landscape evolved, PandoLogic expanded its product offering beyond job site software, building programmatic and predictive solutions to efficiently connect employers and qualified job seekers in innovative ways. PandoLogic’s mission is to make online recruitment advertising, an efficient and results-driven process for employers.

Note 2 - Summary of Significant Accounting Policies

The significant accounting policies followed in the preparation of the financial statements, applied on a consistent basis, are as follows:

A.	Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with US generally accepted accounting principles (“GAAP”) for interim financial information. As permitted under those rules, certain footnotes or other financial information that are normally required by GAAP have been condensed or omitted, and accordingly the balance sheet as of December 31, 2020, and related disclosures, have been derived from the audited consolidated financial statements at that date but do not include all of the information required by GAAP for complete consolidated financial statements.

B.	Basis of consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, PandoLogic Inc. All intercompany accounts and transactions have been eliminated in consolidation.

PandoLogic Ltd. and its subsidiaries

Notes to the Interim Financial Statements as of June 30, 2021

Note 2 - Summary of Significant Accounting Policies (cont’d)

C.	Unaudited Interim Condensed Consolidated Financial Statements

The accompanying interim condensed consolidated balance sheet as of June 30, 2021, the interim condensed consolidated statements of operations, of cash flows, and of changes in convertible preferred shares and shareholders’ equity (deficit) for the six months ended June 30, 2021 and 2020, and the related notes to such interim condensed consolidated financial statements are unaudited. In management’s opinion, the unaudited interim condensed consolidated financial statements have been prepared on a basis consistent with the annual consolidated financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of June 30, 2021 and its results of operations and cash flows for the six months ended June 30, 2021 and 2020. The results of operations for the six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the full year or any other future interim or annual period. The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2020.

D.	Use of estimates

The preparation of the Company consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities, at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The most significant estimates relate to assessing the fair value of the Company’s ordinary shares.

The Company bases these estimates on historical and anticipated results, trends and various other assumptions that it believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ from those estimates.

Note 3 - Financial Instruments

Fair value of financial instruments:

Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures, relating to fair value measurements, defines fair value and established a framework for measuring fair value. ASC 820 fair value hierarchy distinguishes between market participant assumptions developed based on market data obtained from sources independent of the reporting entity and the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price. In addition, the fair value of assets and liabilities should include consideration of non-performance risk, which for the liabilities described below includes the Company’s own credit risk.

PandoLogic Ltd. and its subsidiaries

Notes to the Interim Financial Statements as of June 30, 2021

Note 3 - Financial Instruments (cont’d)

Fair value of financial instruments: (cont’d)

In accordance with ASC 820 when measuring the fair value, an entity shall take into account the characteristics of the asset or liability if a market participant would take those characteristics into account when pricing the asset or liability at the measurement date. Such characteristics include, for example:

a.	The condition and location of the asset.

b.	Restrictions, if any, on the sale or the use of the asset.

As a basis for considering such assumptions, ASC 820 establishes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 - Valuations based on quoted prices in active markets for identical assets that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

Level 2 - Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

At June 30, 2021 and December 31, 2020, the carrying value of cash and cash equivalents, trade receivable, other receivables, short term loan and current maturities of long-term loan, trade payables, other payables and accruals approximates fair value due to the short-term nature of such instruments and the ability to obtain financing on similar terms.

The fair value of the Company's contingent consideration for which a liability is recorded is measured  on  a  recurring basis as  a  Level  3  measurement, and  the  change  in  fair  value  is recognized   in   general   and   administrative   expense   in   the   consolidated   statements   of operations. Refer also to Note 5.

Note 4 - Stock Based Compensation

During the six months ended June 30, 2021, 120,500 options were granted, all to employees of the Company with a total fair value of $218,105. All of the options granted to employees during this period vest over a 4-year period, with 25% thereof vesting on the end of a 12-month period following the date of grant, and the remaining 75% thereof vesting in 12 equal portions at the end of each 3-month period thereafter.

PandoLogic Ltd. and its subsidiaries

Notes to the Interim Financial Statements as of June 30, 2021

Note 5 - Business Combinations

On May 20, 2021 the Company acquired the assets and certain liabilities of Wade & Wendy, a privately-owned Delaware corporation for approximately $4 million plus an additional $4 million in potential milestone payments. Wade & Wendy is an AI recruiting provider and the acquisition positions PandoLogic as a programmatic advertising provider that can define a quality applicant without the inherent bias that results from human intervention. The acquisition will accelerate the adoption of programmatic job advertising as a best practice by combining PandoLogic's performance with Wade & Wendy's AI power for candidate engagement and qualification.

The purchase price was comprised of cash, preferred junior A shares and ordinary shares of the Company. The potential milestone payments would be based on revenue performance provisions which if fully met would result in the issuance of up to 136,820 in preferred junior A shares of the Company. The preferred junior A class of shares were newly issued in conjunction with the transaction. The preferred junior A shares are non-participating and, after the completion of distribution of any proceeds to all other classes of preferred shares, would be entitled to receive, prior and in preference to any distribution of any of the proceeds to the holders of Ordinary Shares of the Company. The acquisition was accounted for as a business combination.

Certain of Wade & Wendy employees will receive a retention bonus as compensation in return for future employment. This compensation was accounted for as share based compensation under ASC 718. Part of the consideration will be fully vested on the date of change in control in PandoLogic Ltd., and the rest will be vested upon meeting the revenue milestones of the earnout mechanism. No share-based compensation expenses were recorded as of June 30, 2021 since no vesting has occurred.

The following table summarizes the consideration paid for the acquisition and the preliminary allocation of the purchase price to the fair value of the assets acquired and liabilities assumed:

(In US$ thousands)

Consideration:
Cash	2,000
Issuance of preferred Junior A shares	2,267
Fair value of contingent consideration	1,278
Fair value of total consideration transferred	5,545

Trade and other receivables	127
Property and equipment	11
Backlog	152
Technology	1,989
Goodwill	3,410
Deferred revenue	(144)

Purchase price	5,545

PandoLogic Ltd. and its subsidiaries

Notes to the Interim Financial Statements as of June 30, 2021

Note 5 - Business Combinations (cont’d)

The fair values assigned to assets acquired and liabilities assumed are based on management’s best estimates and assumptions as of the reporting date and are considered preliminary pending finalization of the valuation analyses pertaining to assets acquired and liabilities assumed, which primarily relate to acquired intangible assets and contingent consideration. The goodwill arising from the acquisition consists largely of the synergies expected from combining the operations of Wade & Wendy. We expect to finalize the valuation as soon as practicable, but not later than one year from the acquisition date. We recognized goodwill of $3,410 thousand, which consists largely of workforce and synergies with our existing business. The goodwill is deductible for tax purposes

Acquisition-related intangible assets are generally amortized using the straight-line method over their estimated useful lives, currently from 1 to 6 years. Amortization expenses during the reporting period were immaterial. As a result of the short period from the acquisition until June 30, 2021 and no new information following closing of the transaction, there was no significant change in the fair value of the contingent consideration.

The results of operations of Wade & Wendy and the preliminary fair value of the assets acquired and liabilities assumes have been included in our Interim Condensed Consolidated Financial Statements since the date of acquisition. Pro forma results of operations have not been presented because the effect of the acquisition was not material to our Interim Condensed Consolidated Statements of Operations.

Note 4 - Subsequent Events

On July 21, 2021 the Company entered into a definitive agreement to be acquired by Veritone, Inc. (“Veritone”), a Delaware corporation, that is a NASDAQ exchange listed company (VERI) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Veritone and Melisandra Ltd (“Merger Sub”), a company incorporated under the laws of the State of Israel and a wholly owned subsidiary of Veritone. The Merger Agreement provides that the Merger Sub will merge with and into the Company (the “Merger” and together with the other transactions related thereto, the “Transactions”), with the Company surviving the Merger as a wholly-owned subsidiary of Veritone. The Merger Agreement contains customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the Transactions.

During the period between the date of the Merger Agreement and the completion of the transactions contemplated by the Merger Agreement (or, if earlier, the termination of the Merger Agreement), the Company has agreed to conduct its business in the ordinary course of business consistent with past practice, including keeping available the services of certain key employees and preserving relationships with its major customers and suppliers. PandoLogic has also agreed not to take certain actions prior to the completion of the transactions contemplated by the Merger Agreement (or, if earlier, the termination of the Merger Agreement) without the prior written consent of Veritone.